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                                                                    EXHIBIT 25

                                THE LOEWEN GROUP INC.

                     EMPLOYEE SHARE PURCHASE PLAN (UNITED STATES)
         (RESTATED AND AMENDED AS AT APRIL 7, 1994 AND FURTHER AMENDED AS AT
                                    APRIL 7, 1995)


                                 SECTION 1 - GENERAL

    (a) The purpose of the Employee Share Purchase Plan (United States) (the "Plan") is to provide a convenient method for employees of The Loewen Group Inc. (the "Company") and its direct or indirect subsidiaries ("Subsidiaries") who are residents of the United States or its territories to participate in the share ownership of the Company, or to increase their share ownership in the Company. Under the Plan, as of such dates as the Board of Directors of the Company (the "Board") may fix during each calendar year ("Commencement Dates"), the Company will offer to Eligible Employees (as defined below) an opportunity to purchase Common shares of the Company ("Shares") via payroll deductions over the subsequent 12 months. The amendments and restatements described herein shall take effect on the first Commencement Date following the date hereof.

    (b) The Plan is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") and is not subject to any of the provisions of the Employment Retirement Income Security Act of 1974.

    (c) Any questions concerning the Plan should be directed to the Corporate Secretary of the Company, at the Company's principal executive offices located at 4126 Norland Avenue, Burnaby, British Columbia, Canada, V5G 3S8, telephone number (604) 299-9321.

    (d) All dollar amounts are in United States dollars. The Plan will be governed by, and construed in accordance with, the laws of the Province of British Columbia.

                               SECTION 2 - ELIGIBILITY

    (a) An employee of the Company or its Subsidiaries who is a resident of the United States or its territories is eligible to participate in the Plan if he or she is a regularly scheduled full-time employee who: (i) works at least 20 hours per week on a regular basis, (ii) has completed the three month probationary period of service with the Company or any of its Subsidiaries, and
(iii) has reached the age of majority in the place of his or her residence (an "Eligible Employee"). Any employee who either (a) beneficially owns more than 10% of the Shares of the Company or (b) beneficially owns the right to vote more than 10% of such Shares, is not eligible to participate in the Plan. In addition, a director of the Company or its Subsidiaries who is not otherwise an Eligible Employee is not eligible to participate in the Plan.

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    (b)  The number of Shares an Eligible Employee elects to purchase at any
Commencement Date will reduce the maximum number of Shares he or she may purchase at any subsequent Commencement Dates during the same calendar year.

    (c) An Eligible Employee may elect to begin participation in the Plan on a Commencement Date by providing the Company or the Eligible Employee's employer with a duly completed Payroll Deduction Authorization Form on or before a date fixed by the Board (the "Application Date") following the applicable Commencement Date. An employee's participation ends on the earlier of the date the Plan is terminated by the Company and the date the employee discontinues payroll deductions as outlined under Section 5 below.

    (d) The Plan is intended to provide for broad-based employee participation as contemplated by the U.S. Internal Revenue Code section 410(b).

                              SECTION 3 - PURCHASE PRICE

    The purchase price per Share is the Current Market Price (as hereinafter defined) for the Shares. "Current Market Price" means the weighted average closing price per Share for the Shares for the five consecutive trading days immediately preceding the applicable Commencement Date, as reported by the Nasdaq National Market or any United States national securities exchange or quotation system on which the Shares are traded.

                               SECTION 4 - LIMITATIONS

    (a) The aggregate number of Shares that may be issued under the Plan shall not exceed 800,000 Shares. Subject to the foregoing, Eligible Employees will be entitled make elections to purchase such number of Shares in a calendar year that the Board determines from time to time. Currently, the maximum number of Shares that an Eligible Employee may elect to purchase in each calendar year is:
(i) 500, if such Eligible Employee earns an annual base salary of $25,000 or more as of the applicable Commencement Date, or (ii) 350, if such Eligible Employee earns an annual base salary of less than $25,000 as of the applicable Commencement Date. The current minimum number of Shares that an Eligible Employee may elect to purchase in any calendar year is 25, and each Eligible Employee may only elect to purchase Shares in multiples of 25.

    (b) So long as all other conditions described herein have been satisfied, each participant in the Plan will receive a share certificate evidencing the Shares purchased pursuant to the Plan as soon as is reasonably possible after the day the last payroll deduction is made in respect of the purchase of such Shares.

    (c) If during the period between the day an election is made by a participant to purchase Shares and the day a share certificate for such Shares is to be issued in such participant's name there is an amalgamation or other reorganization of the Company or a stock dividend is paid on the Shares, the number of Shares issued to the participant will be adjusted to take into account such amalgamation or other reorganization or stock dividend,

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as the case may be.

                            SECTION 5 - PAYROLL DEDUCTIONS

    (a) At the time a participant files his or her Payroll Deduction Authorization Form, the Company will determine the fixed dollar amount to be deducted and withheld from the participant's paycheck (the "Deducted Amount") on each pay day during the time the employee is a participant in the Plan. This amount will be determined by multiplying the number of Shares elected to be purchased by the participant at a Commencement Date by the Current Market Price, and dividing such amount by the number 24 for participants having 24 pay periods per year, or by the number of pay periods per year for participants having a different number of pay periods per year. The Deducted Amount for each Commencement Date that an employee chooses to participate will then be added to determine the participant's total payroll deduction amount.

    (b) A participant may at any time discontinue payroll deductions. Any discontinuance of payroll deductions must be made by delivering written notice of such discontinuance to the Company at least two weeks before the effective date of such discontinuance.

    (c) Where a participant elects to discontinue payroll deductions, or where his or her employment with the Company or any of its Subsidiaries ceases for any reason before the last of the applicable payroll deductions has been made, the participant may elect to either (i) pay the remaining amount owing at the time of discontinuance or cessation of employment and receive a share certificate issued in his or her name, or (ii) have all payroll deductions made to that time returned to him or her without interest. If discontinuance of payroll deductions occurs and the participant continues to be an employee of the Company or any of its direct or indirect Subsidiaries, the participant may not re-enter the Plan prior to the next Commencement Date; provided, however that if the participant is an "executive officer" within the meaning of Rule 16a-1(f) under the Exchange Act of 1934, as amended, such participant may not re-enter the Plan until at least six months after the effective date of such discontinuance.

    (d) At any time after a participant's first payroll deduction is made, such participant may elect to pay the remaining portion of the aggregate purchase price payable for the Shares being purchased as of the relevant Commencement Date.

                                  SECTION 6 - COSTS

    The Company will pay all costs of establishing and maintaining the Plan. All brokers' commissions on the sale of Shares by a participant will be paid by the participant. The participant also must pay all taxes associated with the purchase and sale of the Shares.


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                              SECTION 7 - ADMINISTRATION

    The Plan will be administered by the Board. The Board will be vested with full authority to make, administer, and interpret such rules and regulations as it deems necessary to administer the Plan, and any determination, decision, or action of the Board in connection with the construction, interpretation, administration, or application of the Plan will be final, conclusive, and binding upon all participants and any and all persons claiming under or through any participant. The Board may delegate any or all of its authority hereunder to such committee as it may designate. A committee appointed by the Board in accordance with the provisions of this Section may consist of both Board and non-Board members. The address of the Board is in care of the Company's principal executive office, 4126 Norland Avenue, Burnaby, British Columbia, Canada, V5G 3S8.

                 SECTION 8 - AMENDMENT OR DISCONTINUANCE OF THE PLAN

    Subject to regulatory approval and, where required, approval of the shareholders of the Company, the Board will have the right to amend, modify, or terminate the Plan at any time on 30 days written notice to all participants, delivered to each participant in care of the place of business where such participant reports to work, PROVIDED HOWEVER that no such termination or amendment will adversely affect the current participation by the participant in the Plan.

                                 SECTION 9 - NOTICES

    All notices or other communications by a participant to the Company under or in connection with the Plan will be deemed to have been duly given when received by the Company at its principal executive office, 4126 Norland Avenue, Burnaby, British Columbia, Canada, V5G 3S8, Attention: Corporate Secretary. All notices or other communications by the Company to a participant under or in connection with the Plan will be deemed to have been duly given when delivered by the Company to the participant care of the place of business where such participant reports to work.

                                  SECTION 10 - RISK

                     EACH EMPLOYEE ASSUMES THE RISK OF ANY MARKET
                       FLUCTUATIONS IN THE PRICE OF THE SHARES.

                          SECTION 11 - SECURITIES REGULATION
                                 AND TAX WITHHOLDING

    (a) Under United States federal law, Shares purchased pursuant to the Plan by participants who are not "affiliates" of the Company within the meaning of the Securities Act of 1933, as amended (the "Act"), generally may be resold without registration or other restriction under the Act. Generally Shares purchased by "affiliates" pursuant to the Plan may not be resold to the public in the United States without registration under the Act, except pursuant to an exemption from such registration. One such exemption from


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registration is Rule 144 under the Act, which permits resales by affiliates so long as certain volume, manner of sale and other requirements have been satisfied. An "affiliate" is a person who directly or indirectly controls, or is controlled by, or is under common control with, the Company.

    (b) No Shares will be issued pursuant to the Plan unless the Shares are registered or qualified under appropriate securities laws, or the issuance of the Shares is exempt therefrom in the opinion of the Board upon the advice of counsel to the Company.

    (c) The Board may take all such measures as it deems appropriate to ensure that the Company's obligations under the withholding provisions under tax laws applicable to the Company and other provisions of applicable laws are satisfied with respect to the issuance of Shares pursuant to the Plan.

    (d) Issuance, transfer or delivery of certificates for Shares purchased pursuant to the Plan may be delayed, at the discretion of the Board, until it is satisfied that the applicable requirements of securities and tax laws have been met. If for any reason the Company is unable to deliver certificates for Shares, its only obligation will be to return without interest all payroll deductions made.

    (e) With respect to persons subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act. If any provision of the Plan or action by the Board fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board.

                         SECTION 12 - RIGHTS AS SHAREHOLDERS

    A participant shall have no rights as a shareholder (including the right to vote and to receive dividends) of the Company with respect to Shares elected to be purchased under the Plan until such participant has completed the last payroll deduction in respect of such Shares.

                          SECTION 13 - ASSIGNMENT/SUCCESSORS

    The rights of a participant under the Plan may not be transferred other than by will or as a result of the laws of descent and distribution. Except as so provided, the rights and obligations of the Company and participants pursuant to the Plan will be binding upon and inure to the benefit of such parties and their successors and assigns.


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